Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates Investor Relations 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2018
FOURTH QUARTER AND FULL YEAR RESULTS

HUNTSVILLE, TX - April 10, 2018 - Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or “the Company”) today announced financial results for its fiscal 2018 fourth quarter and full year ended January 31, 2018.
Total revenues for the fourth quarter of fiscal 2018 were $10.4 million compared to $12.5 million in the fourth quarter of fiscal 2017. Revenues from the Marine Technology Products segment fell to $5.0 million in the fourth quarter, compared to $6.9 million in the same period last year. Revenues from the Equipment Leasing segment were $5.4 million in the fourth quarter compared to $5.7 million in the same period last year.
The Company reported a net loss attributable to common shareholders of $8.0 million, or $(0.66) per share, in the fourth quarter of fiscal 2018 compared to a net loss of $10.0 million, or $(0.83) per share, in the fourth quarter of fiscal 2017. The fourth quarter results included approximately $3.5 million of pre-tax charges, or $0.29 per share, related to impairment of goodwill, a provision for doubtful accounts, inventory adjustments and other restructuring costs. Excluding the impact of these charges, the Company reported a net loss of approximately $4.5 million, or $(0.37) per share in the fourth quarter of 2018.
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment of intangibles, stock-based compensation, non-cash costs of lease pool equipment sales and non-cash foreign exchange gains and losses) for the fourth quarter of fiscal 2018 was a loss of approximately $1.2 million compared to a gain of approximately $2.6 million in the same period last year. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “While our financial results were not what we would like them to be, we believe during fiscal 2018 and early fiscal 2019 we have made significant progress in re-positioning Mitcham as a significant provider of marine technology products. You will note that we have revised the name of our Equipment Manufacturing and Sales segment to the Marine Technology Products segment. We think this more accurately reflects the operations and focus of that part of our business.
“During fiscal 2018 and early 2019, we continued to expand the scale of our product offerings and increase Mitcham’s footprint in the marine technology sector. In addition to these efforts, we have significantly lessened our exposure to the cyclicality of oil and gas exploration by reducing our lease pool of seismic equipment to reflect the changed business environment for our equipment leasing segment. We believe these actions have helped us to emerge from this recent downturn with solid liquidity and a clean balance sheet. Going forward, we believe that Mitcham is well positioned to benefit from increased activity in the marine technology market.
“Overall, our financial results for the fourth fiscal quarter of 2018 improved over the fourth quarter of last fiscal year, despite the non-recurring charges discussed above. This improvement was due primarily to lower lease pool depreciation and higher gross profits on sales of lease pool equipment. Although sales of marine technology products were lower than expected during the fourth quarter and all of fiscal 2018, based on recent bookings and inquiry activity, we anticipate a stronger year for marine technology products sales in fiscal 2019. Our more optimistic outlook for this part of our business is driven in part by the anticipated impact of newly added products. As recently announced, we have added a new line of marine sensor and towed streamer products that are based on intellectual property we acquired in February. We expect to begin delivering these products and services later this fiscal year, including services to Mitsubishi Heavy Industries Ltd. under the support agreement we entered into in conjunction with the acquisition of the technology.
“Mitcham’s capital structure remains solid with no debt on our balance sheet and ample liquidity, with cash and cash equivalents of $9.9 million as of January 31, 2018. In addition, we generated positive cash flow from operating activities over the course of fiscal 2018.”

FISCAL 2018 FOURTH QUARTER RESULTS
Total revenues for the fourth quarter of fiscal 2018 decreased 17%, driven mainly by a decrease in marine technology products sales compared to last year’s fourth quarter. Marine technology products sales decreased 27% year-over-year, while equipment leasing revenues, excluding lease pool equipment sales, decreased 12% from the fourth quarter of fiscal 2017. Total revenues for the fourth quarter of fiscal 2018 decreased to $10.4 million compared to $12.5 million in the same period last year.
Marine technology products sales decreased to $5.0 million in the fourth quarter of fiscal 2018 compared to $6.9 million in last year’s fourth quarter. The fourth quarter sales consisted of approximately $2.5 million of Seamap, $1.1 million from Klein (including $0.3 million of intra-segment sales) and $1.7 million by SAP.
Equipment leasing revenues for the fourth quarter of fiscal 2018, excluding lease pool equipment sales, were $2.1 million compared to $2.3 million in the same period last year. The year-over-year decrease in fourth quarter equipment leasing revenues was primarily driven by a reduction in exploration activity and an excess supply of equipment.
Lease pool and other equipment sales were $3.3 million in the fourth quarter of fiscal 2018, compared to $3.4 million in the fourth quarter a year ago.
Lease pool depreciation expense in the fourth quarter of fiscal 2018 decreased to $2.9 million from $5.8 million in the same period a year ago, due to the reduction in the lease pool as a result of lower lease pool purchases and increased lease pool sales.

General and administrative expenses increased to $5.2 million in the fourth quarter of fiscal 2018 versus $4.6 million in the fourth quarter of fiscal 2017, due primarily to restructuring costs accrued in the period.

FISCAL 2018 RESULTS
Total revenues for fiscal 2018 increased 18% to $48.3 million compared to $41.0 million in fiscal 2017. Revenues for Marine Technology Products in fiscal 2018 were $27.4 million compared to $25.1 million in fiscal 2017. Equipment leasing revenues, excluding lease pool equipment sales, were $7.8 million in fiscal 2018 compared to $10.2 million a year ago. Lease pool and other equipment sales in fiscal 2018 were $13.0 million versus $5.8 million in fiscal 2017.
General and administrative expense slightly decreased to $19.7 million in fiscal 2018 from $19.8 million in fiscal 2017. The net loss available to common shareholders for fiscal 2018 was $22.0 million, or $(1.82) per share, compared to net a loss of $33.6 million, or $(2.79) per share in fiscal 2017. Adjusted EBITDA in fiscal 2018 doubled to $7.2 million compared to $3.6 million in fiscal 2017.

CONFERENCE CALL
We have scheduled a conference call for Wednesday, April 11 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2018 fourth quarter and full year results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through April 25, 2018 and may be accessed by calling (201) 612-7415 and using passcode 13678058#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations (713) 529‑6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Australia, Singapore, Russia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Marine Technology Products segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Equipment Leasing segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2018 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$9,902	$2,902
Restricted cash	244	609
Accounts and contracts receivable, net of allowance for doubtful accounts of $3,885 and $3,716 at January 31, 2018 and January 31, 2017, respectively	10,494	15,830
Inventories, net	10,856	11,960
Prepaid income taxes	—	1,565
Prepaid expenses and other current assets	1,550	2,193
Total current assets	33,046	35,059
Seismic equipment lease pool and property and equipment, net	22,900	43,838
Intangible assets, net	8,015	9,012
Goodwill	2,531	3,997
Non-current prepaid income taxes	1,609	—
Long-term receivables, net of allowance for doubtful accounts of $2,282 and $2,188 at January 31, 2018 and January 31, 2017, respectively	4,652	2,780
Other assets	926	28
Total assets	$73,679	$94,714
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,271	$1,929
Current maturities – long-term debt	—	6,371
Deferred revenue	741	651
Accrued expenses and other current liabilities	5,253	4,514
Income taxes payable	258	—
Total current liabilities	7,523	13,465
Deferred tax liability	307	317
Total liabilities	7,830	13,782
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 532 and 343 issued and outstanding at January 31, 2018, and January 31, 2017, respectively	11,544	7,294
Common stock $.01 par value; 20,000 shares authorized; 14,019 shares issued at January 31, 2018 and January 31, 2017	140	140
Additional paid-in capital	122,304	121,401
Treasury stock, at cost (1,929 at January 31, 2018 and 2017)	(16,860)	(16,858)
Accumulated deficit	(42,425)	(20,451)
Accumulated other comprehensive loss	(8,854)	(10,594)
Total shareholders’ equity	65,849	80,932
Total liabilities and shareholders’ equity	$73,679	$94,714

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months Ended January 31,
	2018	2017	2018	2017
Revenues:
Sale of marine technology products	$4,991	$6,865	$27,420	$25,058
Equipment leasing	2,061	2,342	7,826	10,161
Sale of lease pool equipment	3,311	3,341	13,030	5,780
Total revenues	10,363	12,548	48,276	40,999
Cost of sales:
Sale of marine technology products	3,711	3,509	16,686	13,571
Equipment leasing (including lease pool depreciation)	3,949	6,785	17,764	29,037
Lease pool equipment sales	1,332	4,923	7,742	5,805
Total cost of sales	8,992	15,217	42,192	48,413
Gross profit (loss)	1,371	(2,669)	6,084	(7,414)
Operating expenses:
Selling, general and administrative	5,155	4,593	19,663	19,753
Research and development	865	356	1,502	974
Provision for doubtful accounts	1,013	750	1,013	750
Impairment of intangible assets	1,466	—	1,466	—
Depreciation and amortization	526	542	2,148	2,399
Total operating expenses	9,025	6,241	25,792	23,876
Operating loss	(7,654)	(8,910)	(19,708)	(31,290)
Other income (expense):
Interest income (expense)	24	(104)	47	(643)
Other, net	(391)	468	(498)	594
Total other (expense) income	(367)	364	(451)	(49)
Loss before income taxes	(8,021)	(8,546)	(20,159)	(31,339)
Benefit from (provision for) income taxes	262	(1,308)	(910)	(1,814)
Net loss	$(7,759)	$(9,854)	$(21,069)	$(33,153)
Preferred stock dividends	(275)	(192)	(905)	(486)
Net loss attributable to common shareholders	$(8,034)	$(10,046)	$(21,974)	$(33,639)
Net loss per common share:
Basic	$(0.66)	$(0.83)	$(1.82)	$(2.79)
Diluted	$(0.66)	$(0.83)	$(1.82)	$(2.79)
Shares used in computing loss per common share:
Basic	12,087	12,077	12,084	12,070
Diluted	12,087	12,077	12,084	12,070

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months Ended January 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(21,069)	$(33,153)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,637	28,275
Stock-based compensation	903	737
Impairment	1,466	—
Provision for doubtful accounts, net of charge offs	1,013	750
Provision for inventory obsolescence	815	75
Gross (profit) loss from sale of lease pool equipment	(4,906)	298
Deferred tax expense	(20)	934
Non-Current prepaid tax	182	—
Changes in:
Trade accounts and contracts receivable	4,405	7,345
Inventories	685	850
Income taxes receivable and payable	—	475
Accounts payable, accrued expenses and other current liabilities	(455)	(2,189)
Prepaids and other current assets, net	1,002	(1,327)
Foreign exchange losses net of gains	61	84
Net cash provided by operating activities	719	3,154
Cash flows from investing activities:
Purchases of seismic equipment held for lease	(909)	(636)
Purchases of property and equipment	(407)	(283)
Sales of used lease pool equipment	10,313	5,331
Net cash provided by investing activities	8,997	4,412
Cash flows from financing activities:
Net payments on revolving line of credit	(3,500)	(10,900)
Payments on term loan and other borrowings	(2,807)	(3,217)
Net proceeds from preferred stock offering	4,174	7,294
Preferred stock dividends	(905)	(486)
Purchase of treasury stock	—	(4)
Net cash used in financing activities	(3,038)	(7,313)
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(43)	(511)
Net increase (decrease) in cash, cash equivalents and restricted cash	6,635	(258)
Cash, cash equivalents and restricted cash, beginning of year	3,511	3,769
Cash, cash equivalents and restricted cash, end of year	$10,146	$3,511

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months Ended January 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(7,759)	$(9,854)	$(21,069)	$(33,153)
Interest (income) expense, net	(24)	104	(47)	643
Depreciation and amortization	3,418	6,348	16,637	28,275
Benefit from (provision for) income taxes	(262)	1,308	910	1,814
EBITDA (1)	(4,627)	(2,094)	(3,569)	(2,421)
Non-cash foreign exchange losses (gains)	524	(369)	844	(338)
Stock-based compensation	218	150	903	737
Impairment of intangible assets	1,466	—	1,466	—
Cost of lease pool sales	1,263	4,865	7,571	5,629
Adjusted EBITDA (1)	$(1,156)	$2,552	$7,215	$3,607
Reconciliation of Net cash provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(1,455)	$(533)	$719	$3,154
Stock-based compensation	(218)	(150)	(903)	(737)
Provision for doubtful accounts	(1,013)	(750)	(1,013)	(750)
Provision for inventory obsolescence	(757)	(10)	(815)	(75)
Changes in trade accounts, contracts and notes receivable	724	2,963	(4,405)	(7,345)
Interest received	2	63	86	673
Taxes paid, net of refunds	58	(296)	494	409
Gross profit (loss) from sale of lease pool equipment	1,826	(1,122)	4,906	298
Changes in inventory	(606)	(379)	(685)	(850)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(789)	(2,053)	455	2,189
Impairment of intangible assets	(1,466)	—	(1,466)	—
Changes in prepaid expenses and other current assets	(795)	436	(1,002)	1,329
Foreign exchange losses (gains), net	(313)	297	(61)	(84)
Other	175	(560)	121	(632)
EBITDA (1)	$(4,627)	$(2,094)	$(3,569)	$(2,421)

(1)
EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales, certain non-recurring contract settlement costs, impairment of intangible assets and stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements and we believe that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months Ended January 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Revenues:
Marine technology products	$5,008	$6,871	$27,573	$25,100
Equipment leasing	5,373	5,739	20,919	15,961
Inter-segment sales	(18)	(62)	(216)	(62)
Total revenues	10,363	12,548	48,276	40,999
Cost of sales:
Marine technology products	3,728	3,551	16,844	13,612
Equipment leasing	5,282	11,729	25,563	34,863
Inter-segment costs	(18)	(63)	(215)	(62)
Total cost of sales	8,992	15,217	42,192	48,413
Gross profit (loss)	1,371	(2,669)	6,084	(7,414)
Operating expenses:
Selling, general and administrative	5,155	4,593	19,663	19,753
Research and development	865	356	1,502	974
Provision for doubtful accounts	1,013	750	1,013	750
Impairment of intangible assets	1,466	—	1,466	—
Depreciation and amortization	526	542	2,148	2,399
Total operating expenses	9,025	6,241	25,792	23,876
Operating loss	$(7,654)	$(8,910)	$(19,708)	$(31,290)
Marine Technology Products Segment:
Revenues:
Seamap	$2,474	$4,423	$18,527	$14,085
Klein	1,146	1,745	4,602	8,207
SAP	1,669	1,533	5,667	4,786
Intra-segment sales	(281)	(830)	(1,223)	(1,978)
	5,008	6,871	27,573	25,100
Cost of sales:
Seamap	1,580	1,605	10,018	6,106
Klein	1,061	1,377	3,632	5,707
SAP	1,355	1,232	4,513	3,668
Intra-segment sales	(268)	(663)	(1,319)	(1,869)
	3,728	3,551	16,844	13,612
Gross profit	$1,280	$3,320	$10,729	$11,488
Gross profit margin	26%	48%	39%	46%
Equipment Leasing Segment:
Revenue:
Equipment leasing	$2,060	$2,342	$7,826	$10,161
Lease pool equipment sales	3,089	3,075	12,478	5,332
Other equipment sales	224	322	615	468
	5,373	5,739	20,919	15,961
Cost of sales:
Direct costs-equipment leasing	1,088	1,008	3,450	3,284
Lease pool depreciation	2,861	5,777	14,370	25,753
Cost of lease pool equipment sales	1,263	4,865	7,571	5,629
Cost of other equipment sales	70	79	172	197
	5,282	11,729	25,563	34,863
Gross profit (loss)	$91	$(5,990)	$(4,644)	$(18,902)

####